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                                                                    Exhibit 2.3


                   AMENDMENT TO AGREEMENT AND PLAN OF MERGER

     This Amendment to Agreement and Plan of Merger ("Amendment") is entered into as of February 22, 2000 by and among AT&T Corp. ("Parent"), a New York corporation, AT&T Latin America Corp. ("ATTL"), a Delaware corporation (formerly named Kiri Inc.), Frantis, Inc.("Merger Sub"), a Delaware corporation, and FirstCom Corporation (the "Company"), a Texas corporation.

                                    RECITALS

     A. Parent, ATTL, Merger Sub and the Company have entered into an Agreement and Plan of Merger, dated as of November 1, 1999 (as amended, the "Merger Agreement").

     B. ATTL desires to enter into certain agreements (the "Keytech Acquisition Agreements"), in the forms previously delivered to the Company, providing for the purchase by ATTL (or one or more affiliates designated by it) of 100% of the capital stock of Keytech LD S.A. ("Keytech") and certain other transactions as set forth therein.

     C. ATTL and the other parties to the Keytech Acquisition Agreements anticipate that the closing thereunder will occur prior to the Closing.

     D. Pursuant to the Merger Agreement, ATTL requires the consent of the Company in order to purchase the capital stock of Keytech and to issue shares of ATTL Class A Common Stock in partial payment therefor, as contemplated by the Keytech Acquisition Agreements.

     E. Assuming that the closing under the Keytech Acquisition Agreements occurs prior to the Closing, each of Parent, ATTL, Merger Sub and the Company intend that, immediately following the Effective Time, on a fully-diluted basis and after giving effect to such closing, (i) the former shareholders of the Company will own, collectively, approximately 34% of the shares of common stock of ATTL, in the form of shares of ATTL Class A common stock ("Class A Common Stock") or ATTL Series A convertible preferred stock, as the case may be, (ii) Promon will own, directly or indirectly, approximately 6% of the shares of common stock of ATTL, in the form of Class A Common Stock, (iii) the former shareholders of Kevin will own, collectively, approximately 1% of the shares of common stock of ATTL, in the form of Class A Common Stock, a portion of which will be held in escrow pursuant to an escrow agreement, and (iv) Parent will own, directly or indirectly, approximately 58% of the shares of common stock of ATTL, in the form of ATTL Class B common stock (in each case rounded to nearest integer).

     F. Parent, ATTL, Merger Sub and the Company desire to amend Schedule B to the form of Regional Vehicle Agreement attached as Exhibit E to the Merger Agreement.

     NOW, THEREFORE, the parties agree as follows:

          1. Defined Terms. Capitalized terms used herein without definition shall have the respective meanings ascribed to them in the Merger Agreement.

          2. Representation and Warranty of Parent.  Paragraph (d) of Section
     3.2 of the Merger Agreement is hereby deleted and replaced in its entirety by the following:

             "(d) Capitalization. (i) As of February 13, 2000, the issued and outstanding capital stock of ATTL consisted of 40,000 shares of common stock, par value $.01 per share, all of which were issued and outstanding, 36,000 of which were owned, directly or indirectly, by Parent, and 4,000 of which were owned, directly or indirectly, by Promon. As of the Closing
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        "(d) Capitalization. (i) As of February 13, 2000, the issued and outstanding capital stock of ATTL consisted of 40,000 shares of common stock, par value $.01 per share, all of which were issued and outstanding, 36,000 of which were owned, directly or indirectly, by Parent, and 4,000 of which were owned, directly or indirectly, by Promon. As of the Closing
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        Date, the aggregate number of issued and outstanding shares of capital stock of ATTL shall be not more than the sum of (i) the product of (x) such number of shares of Preferred Stock issued or accrued as paid-in-kind dividends from November 1, 1999 to the Closing Date, and
        (y) 2.077, plus (ii) either 82,026,893, if the closing shall have occurred under the Keytech Acquisition Agreements, or 80,848,204, if such closing shall not have occurred. All issued and outstanding shares of capital stock of ATTL and of Merger Sub are duly authorized, validly issued, fully paid, non-assessable and free of pre-emptive rights. As of the Closing, except for (A) approximately 10% of the outstanding common stock of ATTL owned by Promon (assuming Promon's participation in all contributions to the capital of ATTL in proportion to its percentage interest as of the date hereof), and (B) if the closing under the Keytech Acquisition Agreements shall have occurred, 1,178,689 shares of common stock of ATTL owned by the former shareholders of Keytech and their respective permitted transferees (including shares held in escrow), as provided in the Keytech Acquisition Agreements, in each case in the form of Class A Common Stock, (I) all issued and outstanding shares of common stock of ATTL are owned, directly or indirectly, by Parent, in the form of ATTL Class B common stock, (II) all issued and outstanding shares of capital stock of Merger Sub are owned directly by ATTL, and (III) all issued and outstanding shares of capital stock or quotas, as the case may be, of each member of the Jamtis Group (and Keytech, if the closing shall have occurred under the Keytech Acquisition Agreements) are owned directly or indirectly by ATTL, in each case free and clear of Encumbrances (other than any Encumbrances created by Promon or the former shareholders of Keytech as to the shares of Class A Common Stock owned by them). None of ATTL, Merger Sub, Keytech or any member of the Jamtis Group has any outstanding bonds, debentures, notes or other similar obligations, instruments or securities entitling the holders thereof to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of ATTL, Merger Sub, Keytech or such member on any matter. As of November 1, 1999 and as of the Closing Date, the amount and ownership of the issued equity capital of each member of the Jamtis Group are as set forth on Schedule 3.2(d) of the ATTL Disclosure Letter.

             (ii) Except as described in the Merger Agreement, the Keytech Acquisition Agreements or the ATTL Disclosure Letter, there are no other shares of capital stock (or quotas, as the case may be) of ATTL, Merger Sub, Keytech or any member of the Jamtis Group, no securities of ATTL, Merger Sub, Keytech or any member of the Jamtis Group convertible or exchangeable for shares of capital stock or voting securities (or quotas, as the case may be) of ATTL, Merger Sub, Keytech or any member of the Jamtis Group, and no existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate ATTL, Merger Sub, Keytech or any member of the Jamtis Group to issue, transfer or sell any shares of capital stock of ATTL, Merger Sub, Keytech or any member of the Jamtis Group."

     3. Access and Information; Pre-Closing Review. The Company acknowledges that it has been afforded an adequate opportunity to investigate the properties, assets, liabilities, personnel and records of Keytech. Prior to the closing under the Keytech Acquisition Agreements, Parent will use its reasonable best efforts to assist the Company in obtaining any further information as to Keytech that the Company may reasonably request. From and after the date of the closing under the Keytech Acquisition Agreements, Parent shall, and shall cause its Subsidiaries to, (i) give the Company and its authorized representatives full access during normal business hours to all books, records, personnel, research and other consultants, offices and other facilities and properties of Keytech and Keytech's accountants (and shall use its reasonable best efforts to give the Company and such representatives access to such accountants' work papers), (ii) permit the Company to make such copies and
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inspections thereof as the Company may reasonably request and (iii) furnish the
Company with such financial and operating data and other information with respect to the business and properties of Keytech as the Company may from time to time reasonably request.

     4. Consent. The Company hereby gives its consent to ATTL to execute and deliver the Keytech Acquisition Agreements and to consummate the transactions contemplated thereby.

     5. Regional Vehicle Agreement. Schedule B to the form of Regional Vehicle Agreement attached as Exhibit E to the Merger Agreement is hereby amended and restated as set forth in Exhibit A hereto.

     6. No Other Amendment or Modification. The Merger Agreement shall remain in full force and effect except as expressly amended or modified hereby.

     7. Counterparts. This Amendment may be executed by one or more of the parties hereto on any number of separate counterparts, and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

     8. Captions. Captions and headings to paragraphs and sections of this Amendment are included for convenience of reference only and shall not constitute a part of this Amendment or in any way affect the meaning of any term or provision of this Amendment.

     9. Effectiveness. This Amendment shall be effective only upon execution and delivery by each of the parties hereto.

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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above.

                                          AT&T Corp.

                                          By:      /s/ JOHN A. HAIGH
                                          --------------------------------------
                                          Name: John A. Haigh
                                          Title: Vice President

                                          AT&T Latin America Corp.

                                          By:      /s/ JOHN A. HAIGH
                                          --------------------------------------
                                          Name: John A. Haigh
                                          Title: Vice President

                                          Frantis, Inc.

                                          By:      /s/ GARY SWENSON
                                          --------------------------------------
                                          Name: Gary Swenson
                                          Title: President

                                          FirstCom Corporation

                                          By:  /s/ PATRICIO E. NORTHLAND
                                          --------------------------------------
                                          Name: Patricio E. Northland
                                          Title: Chairman, President and CEO
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                                   EXHIBIT A

                                                                      SCHEDULE B
                                                   TO REGIONAL VEHICLE AGREEMENT

                           RV NON-EXCLUSIVE SERVICES

AT&T Card Services

AT&T Direct(R) services

E-commerce

Web-hosting

Fixed wireless for connectivity

Voice over Internet Protocol

Managed Network Services

Video conferencing services